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Genta Incorporated Announces Third Quarter 2006 Financial Results and
Corporate Highlights

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FDA Extends Review Period for Genasense® NDA for CLL

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FDA Completes Special Protocol Assessment for CLL Trial

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AML Phase 3 Trial Completes Patient Enrollment

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Melanoma Phase 3 Trial Report Published in Journal of Clinical Oncology

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EORTC Confirms Survival Impact of LDH Biomarker in Melanoma

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Response to EMEA Review Questions Completed in Melanoma

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Orphan Drug Designation in Advanced Melanoma Granted in Australia

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New c-myb Antisense Drug Enters Phase 1 Clinical Trial

BERKELEY HEIGHTS, NJ – November 7, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced financial results and progress for the quarter ended September 30, 2006.  The Company has recently achieved significant milestones, including:

GENASENSE CLINICAL AND REGULATORY ACTIVITY

Chronic Lymphocytic Leukemia

On October 29, 2006, Genta was notified that the Food and Drug Administration (FDA) had  extended the regulatory review period of the Company’s pending New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection from October 29, 2006 to January 29, 2007.  The NDA proposes the use of Genasense plus chemotherapy for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  On September 6, 2006, the NDA was presented before FDA’s Oncologic Drugs Advisory Committee (ODAC) and did not receive a majority vote to recommend approval.  In October, following discussion with FDA, the Company submitted new data analyses that comprised a major amendment to the pending NDA.

On October 6, 2006, Genta announced that its proposed trial of Genasense plus fludarabine and rituximab (Rituxan®; Genentech, Inc.) in previously untreated patients with CLL had completed Special Protocol Assessment (SPA) by FDA.  The Company has indicated that a decision regarding initiation of this trial will not be made until FDA has completed its review of the pending NDA.  While the NDA remains under active review, Genta will provide Genasense at no cost to CLL patients in response to single-patient, “compassionate use” requests.

Melanoma

Genta has filed a Marketing Authorization Application (MAA) that is currently under review by the European Medicines Agency (EMEA) for the use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  As part of that review, the Company received a consolidated list of questions from the EMEA on June 1, 2006, and – after meeting with representatives from both rapporteur countries - Genta has now filed its complete response.   While timelines cannot be stated with certainty, the Company currently expects that an opinion from the Committee for Medicinal Products for Human Use (CHMP) regarding the status of its application will be available during the first quarter of 2007.

Genasense was designated an Orphan Drug for treatment of patients with Stage IV melanoma by the Therapeutic Goods Administration (TGA), the regulatory authority in Australia.  Orphan Drug designation may facilitate the development of drugs that address significant unmet medical needs, and it provides 7 years of market exclusivity after approval, grants and tax credits for research and development, and reduced filing fees for marketing applications.  Genta has retained an agent in Australia to act on its behalf for regulatory affairs.

Preliminary results of a collaborative study between Genta and the Melanoma Group of the European Organization for the Research and Treatment of Cancer (EORTC) were presented at a scientific meeting in September 2006.  This analysis confirmed the strong relationship between multiple outcomes  (including overall survival, progression-free survival, overall response, and durable response) and a blood biomarker, lactate dehydrogenase (LDH).  This biomarker was prospectively specified by stratification prior to randomization in Genta’s Phase 3 trial of Genasense in advanced melanoma.  Results of the Phase 3 trial were published in the October 10, 2006 issue of The Journal of Clinical Oncology, accompanied by an editorial that discusses the trial’s results in the context of current options for melanoma treatment.  The article can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1

Acute Myeloid Leukemia

In October 2006, the Company announced that target patient accrual had been completed into a randomized Phase 3 trial of Genasense plus chemotherapy in previously untreated patients with acute myeloid leukemia (AML).  The trial was conducted by the Cancer and Leukemia Group B (CALGB), the largest U.S. oncology cooperative group, and was sponsored by the National Cancer Institute (NCI).  In this trial, more than 500 previously untreated patients were randomly assigned to receive standard induction and consolidation chemotherapy with or without Genasense.  Data from this trial are expected to be available during 2007.  The Company believes a positive result from this trial may be sufficiently robust to support worldwide regulatory applications for Genasense in AML

NEW PIPELINE DRUG BEGINS CLINICAL TRIALS

In October, Genta announced initiation of a Phase 1 trial of a new anticancer drug from the company’s DNA/RNA Medicines program.  The new compound, known as G4460, uses antisense technology to target a key regulatory proto-oncogene known as c-myb.  Using an accelerated dosing schedule, this study will evaluate dosing regimens, safety, biologic activity, and down-regulation of c-myb in patients with advanced hematologic cancers.  The clinical trial will be conducted using the General Clinical Research Center at the University of Pennsylvania, Philadelphia, PA.  Genta has applied for and received Orphan Drug designation from FDA for the use of G4460 as treatment for patients with chronic myelocytic leukemia (CML).

FINANCIAL INFORMATION

For the third quarter of 2006, the Company reported a net loss of $14.9 million, or $0.11 per share, compared to a net loss of $7.9 million, or $0.07 per share, for the third quarter of 2005.  In the third quarter of 2006, total operating expenses were $15.5 million, compared to $8.1 million in the prior-year period. The increase was primarily due to higher research and manufacturing expenses, and the planned expansion of our sales and marketing activities in anticipation of a possible commercial approval and launch of Genasense, as well as $0.9 million in stock option-related expense recognized as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, on January 1, 2006.

As of September 30, 2006, Genta had no long-term debt, $0.1 million in short-term debt, and cash, cash equivalents, and marketable securities of $40.1 million, compared to $21.3 million as of December 31, 2005. On September 25, 2006, the Company sold 20 million shares of its common stock at a price of $0.79 per share for gross proceeds of $15.8 million, before fees and expenses. Net cash used in operating activities through September 30, 2006 was $33.5 million, which represents an average monthly outflow of $3.7 million.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on November 7, 2006 at 8:00 am EDT.

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 3540311.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the company’s products or product candidates;

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the company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the company’s ability to develop, manufacture, license and sell its products or product candidates;

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the company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the company’s capital resources and cash flow projections, and the company’s ability to obtain sufficient financing to maintain the company’s planned operations;

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the adequacy of the company’s patents and proprietary rights;

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the impact of litigation that has been brought against the company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the company’s Business, as contained in the company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980

Genta Incorporated

Selected Condensed Consolidated Statements of Operation

(In thousands, except per share data)

 (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Revenues:
License fees / Development Funding	$ —	$ —	$ —	$26,229
Product sales - net	145	86	591	259
Total revenues	145	86	591	26,488

Cost of goods sold	41	22	79	35

Operating expenses:
Research and development	8,514	4,619	21,900	14,040
Selling, general and administrative	6,939	3,495	19,112	12,116
Loss on disposition of property and equipment	—	1	—	4
Total operating expenses - gross	15,453	8,115	41,012	26,160
sanofi-aventis reimbursement	—	—	—	(6,090)
Total operating expenses - net	15,453	8,115	41,012	20,070

Gain on forgiveness of debt	—	—	—	1,297
Other income, net	409	147	1,023	361
Net (loss) / income	($14,940)	($7,904)	($39,477)	$8,041

Net (loss) / income per basic and diluted share	($0.11)	($0.07)	($0.31)	$0.08

Shares used in computing basic net (loss) / income per share	135,587	105,629	129,116	98,820

Shares used in computing diluted net (loss) / income per share	135,587	105,629	129,116	99,015

Selected Condensed Consolidated Balance Sheet Data

(Unaudited)

	September 30 2006	December 31 2005
Cash, cash equivalents and
marketable securities	$40,117	21,282
Working capital	28,005	11,703
Total assets	44,560	27,386
Total stockholders' equity	31,259	15,697